Exhibit (a)(5)(E)

GSK announces expiration of Hart-Scott-Rodino

waiting period for tender offer for HGS

GlaxoSmithKline plc (LSE: GSK) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”), as amended, has expired with respect to GSK’s tender offer for all the outstanding shares of Human Genome Sciences (NASDAQ: HGSI). Accordingly, GSK has clearance under the U.S. anti-trust laws to acquire HGS, and the tender offer condition with respect to the expiration of the applicable waiting period under the HSR Act has been satisfied.

As previously announced, GSK commenced a tender offer on 10 May 2012 to acquire HGS for US$13.00 per share in cash. The offer represents a premium of 81 percent to HGS’s closing share price of US$7.17 on 18 April 2012, the last trading day before HGS publicly disclosed GSK’s private offer. The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight New York City time on 7 June 2012.

Lazard and Morgan Stanley are acting as financial advisors to GSK and Cleary Gottlieb Steen & Hamilton and Wachtell, Lipton, Rosen & Katz are providing legal advice.

GlaxoSmithKline – one of the world’s leading research-based pharmaceutical and healthcare companies – is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For further information please visit www.gsk.com

GlaxoSmithKline Enquiries:
UK Media enquiries:	David Mawdsley	+44(0) 20 8047 5502	(London)

	Sarah Spencer	+44(0) 20 8047 5502	(London)

Analyst/Investor enquiries:	Sally Ferguson	+44(0) 20 8047 5543	(London)

	Tom Curry	+1 215 751 5419	(Philadelphia)

	Gary Davies	+44(0) 20 8047 5503	(London)

	Jeff McLaughlin	+1 215 751 7002	(Philadelphia)

	Ziba Shamsi	+44(0) 20 8047 3289	(London)

Sard Verbinnen & Co:
US Media enquiries	George Sard	+1 212 687 8080	(New York)

	Andrew Cole	+1 212 687 8080	(New York)

	Michael Henson	+1 212 687 8080	(New York)

Cautionary statement regarding forward-looking statements

This communication contains forward-looking statements. GSK cautions readers that any forward-looking statements made by GSK, including those made in this communication, are risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of a potential business combination transaction involving GSK and HGS, including future financial and operating results, GSK’s plans, objectives, expectations (financial or otherwise) and intentions relating to the potential business combination and other statements that are not historical facts. Factors that may affect GSK’ s operations are described under ‘Risk factors’ in the ‘Financial review & risk’ section in the company’s Annual Report 2011 included as exhibit 15.2 to the company’s Annual Report on Form 20-F for 2011.

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell HGS common stock. The solicitation and offer to buy HGS common stock have been made pursuant to an offer to purchase and related materials, as they may be amended from time to time. Investors and securityholders are urged to read these materials carefully since they contain important information, including the terms and conditions of the offer. The offer to purchase and related materials have been filed by GSK with the Securities and Exchange Commission (SEC) and investors and security holders may obtain a free copy of these materials and other documents filed by GSK with the SEC at the website maintained by the SEC as www.sec.gov. The offer to purchase and related materials may also be obtained for free by contacting the information agent for the tender offer, D.F. King & Co., Inc. at (212) 269-5550 or (800) 848-2998 (toll-free) or by email at HGStender@dfking.com.

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